CONTACT:	FELDMAN MALL PROPERTIES, INC.
Thomas E. Wirth—President & Chief Financial Officer -or- Larry Feldman — Chairman (516) 684 -1239 1010 Northern Blvd, Suite 314 Great Neck, NY 11021
FINANCIAL RELATIONS BOARD Scott Eckstein (212) 827-3766 seckstein@frbir.com
FELDMAN MALL PROPERTIES, INC. ANNOUNCES ELECTION OF THOMAS H. MCAULEY AND
THOMAS MCGUINNESS TO THE BOARD OF DIRECTORS
GREAT NECK, N.Y.—May 8, 2008
Feldman Mall Properties, Inc. (NYSE: FMP) announced today that Inland American Real Estate Trust, Inc., a public non-listed real estate investment trust sponsored by an affiliated of the Inland Real Estate Group of Companies and the holder of 2,000,000 shares of 6.85% Contingently Convertible Series A Preferred Stock (the “Series A Preferred Stock”) of the Company (“Inland American”), elected Thomas H. McAuley and Thomas McGuinness to serve as directors of the Company, pursuant to the terms of the Articles Supplementary relating to the Series A Preferred Stock. Messrs. McAuley and McGuinness are not expected to join any committees of the board of directors of the Company and are not required to stand for election as directors of the Company at its 2008 annual meeting of stockholders.
About Feldman Mall Properties, Inc.
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 6.8 million square feet. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.

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